Exhibit 99.1

LightPath Technologies Projects Fourth Quarter

and Full Year Sales Results

For Immediate Release

(July 6, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its fourth quarter of fiscal 2004 include sales of approximately $2.8 million compared with $1.8 million in the fourth quarter of the prior year, an increase of approximately 54%. For the full year, the projected results include sales of $8.3 million compared with $6.8 million in the prior year, an increase of about 22%. The Company’s cash and cash equivalents at June 30, 2004 are approximately $2.5 million, a decrease or use of cash in the fourth quarter of just over $400,000. This compares favorably with the third quarter when the “base business” use of cash was approximately $1.1 million.* Our primary business goal continues to become self-sustaining in terms of cash flow and profitability.

As we reported in the third quarter, our sales backlog had grown notably, and these increases in orders facilitated the improved rate of sales growth. Our sales backlog continues to be robust at the current time. As reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, we had a “Disclosure Backlog” (as defined therein) at that date of $2.8 million. At June 30, 2004, our Disclosure Backlog is $3.3 million. In comparison, our Disclosure Backlog at June 30, 2003 was $1.4 million. Our efforts to win longer-term and larger purchase commitments and contracts from customers is proceeding apace with some success and accounting for the improved sales backlog and resultant sales.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “I am pleased with this quarter’s projected results. Our growing sales backlog has been evident for a while and our production organization has made and will continue to make significant improvements that permit us to deliver on these and future orders. Several of our markets have shown some small signs of recovery, and with some hard work, we have now become positioned to serve those customers with our unique mix of capabilities.”

*	Reconciliation of “base business” use of cash to the total increase in cash in the fiscal third quarter:

Cash and cash equivalents at 12/31/03	$2.0	million

Sale of newly-issued shares to investors	$1.9	million

Settlement of litigation	$0.6	million

Payment of D&O liability insurance premium	$(0.4	) million

“Base business” use of cash	$(1.1	) million

Cash and cash equivalents at 3/31/04	$3.0	million

Webcast Details:

LightPath plans to hold an audio webcast at 2:00 p.m. EDT on Thursday, August 12, 2004 to discuss details regarding the company’s performance for the fourth quarter and full fiscal 2004 year. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	Ken Brizel, President & CEO
Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.